Exhibit (h)(4)(vii)

AMENDMENT NO. 6

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 6 to the Amended and Restated Expense Limitation Agreement dated as of May 1, 2006, between AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) and AXA Enterprise Multimanager Funds Trust (“Trust”).

The Manager and Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Initial Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of January 5, 2005, Amendment No. 2 dated as of May 1, 2005, Amendment No. 3 dated May 1, 2005, Amendment No. 4 dated as of December 8, 2005 and Amendment No. 5 dated as of March 1, 2006 (together with the Initial Agreement, the “Expense Limitation Agreement”), between them as follows:

1.	Maximum Annual Operating Expense Limits. Schedule A to the Expense Limitation Agreement, which sets forth the Funds of the Trust, is hereby replaced in its entirety by Amendment No. 6 to Schedule A attached hereto, which reflects the expense limit for each portfolio. Schedule A also includes the expense limit of each class of each portfolio, which includes amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940.

Except as modified and amended hereby, the Expense Limitation Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ KENNETH T. KOZLOWSKI	By:	/s/ STEVEN M. JOENK
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

AMENDMENT NO. 6

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

	Maximum Annual Operating Expense Limit
		(including amounts payable pursuant to Rule 12b-1)
Name of Fund	All Classes	Class A	Class B	Class C	Class P	Class Y
AXA Enterprise Multimanager Core Equity Fund	1.20%	1.65%	2.20%	2.20%	1.45%	1.20%
AXA Enterprise Multimanager Growth Fund	1.20%	1.65%	2.20%	2.20%	1.45%	1.20%
AXA Enterprise Multimanager Value Fund	1.20%	1.65%	2.20%	2.20%	1.45%	1.20%
AXA Enterprise Multimanager Mid Cap Growth Fund	1.45%	1.90%	2.45%	2.45%	1.70%	1.45%
AXA Enterprise Multimanager Mid Cap Value Fund	1.45%	1.90%	2.45%	2.45%	1.70%	1.45%
AXA Enterprise Multimanager International Equity Fund	1.55%	2.00%	2.55%	2.55%	1.80%	1.55%
AXA Enterprise Multimanager Technology Fund	1.70%	2.15%	2.70%	2.70%	1.95%	1.70%
AXA Enterprise Multimanager Health Care Fund	1.70%	2.15%	2.70%	2.70%	1.95%	1.70%
AXA Enterprise Multimanager Core Bond Fund	0.80%	1.25%	1.80%	1.80%	1.05%	0.80%
AXA Enterprise Conservative Allocation Fund	0.20%	0.50%	1.20%	1.20%	n/a	0.20%
AXA Enterprise Moderate Allocation Fund	0.20%	0.50%	1.20%	1.20%	n/a	0.20%
AXA Enterprise Moderate-Plus Allocation Fund	0.20%	0.50%	1.20%	1.20%	n/a	0.20%
AXA Aggressive Allocation Fund	0.20%	0.50%	1.20%	1.20%	n/a	0.20%